Exhibit 99.1

THE HOWARD HUGHES CORPORATION REPORTS THIRD QUARTER 2013 RESULTS

Third Quarter Highlights

•                  Third quarter 2013 net income was $11.1 million, excluding the $(4.5) million non-cash warrant loss and $0.7 million non-cash gain relating to an increase in the tax indemnity receivable, compared to the third quarter 2012 net income of $17.8 million, excluding the $(64.3) million non-cash warrant loss and $(2.9) million non-cash reduction in the tax indemnity receivable.

•                  Master Planned Community (“MPC”) land sales increased 35.9% to $54.9 million for the third quarter 2013 compared to $40.4 million for the third quarter 2012 resulting primarily from increases at our Summerlin MPC.

•                  The Summerlin MPC in Las Vegas increased land sales for the three and nine months ended September 30, 2013 by 284.3% and 190.0% to $29.7 million and $82.1 million, respectively, compared to $7.7 million and $28.3 million for the same periods in 2012.

•                  Net operating income (“NOI”) for our income-producing Operating Assets decreased $5.6 million to $10.5 million for the third quarter 2013, compared to $16.1 million for the third quarter 2012.  Third quarter 2013 results include a $(5.4) million negative NOI impact from Superstorm Sandy at South Street Seaport and a $(0.6) million negative impact resulting from the redevelopment of The Woodlands Resort and Conference Center.  We expect that substantially all of the lost income caused by the storm will be covered by insurance.

•                  Opened One Hughes Landing, a 197,000 square foot Class A office building located in the Hughes Landing mixed use development at The Woodlands, in September 2013.  The property is 92% leased.

•                  Began construction on Two Hughes Landing, a 197,000 square foot Class A office building at Hughes Landing which is scheduled for completion in the spring of 2014. Closed on a $41.2 million non-recourse* construction financing at LIBOR plus 2.65%.

•                  Began construction activities relating to the Pier 17 redevelopment at South Street Seaport during October 2013.

•                  Extended and modified The Woodlands Master Credit Facility to reduce its interest rate to LIBOR plus 2.75% with no minimum rate from LIBOR plus 4.00% with a 5.00% minimum rate.  The final maturity was extended to August 2018 from March 2015.

•                  Sold Rio West Mall for net cash proceeds of $10.8 million on September 30, 2013 generating a $0.6 million pre-tax gain.

•                  Issued $750.0 million of senior notes on October 2, 2013, raising $739.6 million of net cash proceeds.  The notes bear interest at 6.875% and mature October 1, 2021.  Pro forma for the issuance, we had approximately $950.4 million of unrestricted cash at September 30, 2013.

*Non-recourse debt means that the debt is non-recourse to The Howard Hughes Corporation, but is recourse to the asset securing such debt and/or the subsidiary entity owning such asset.

DALLAS, November 7, 2013 - The Howard Hughes Corporation (NYSE: HHC) or (the “Company”) today announced its results for the third quarter 2013.

For the three months ended September 30, 2013, net income attributable to common stockholders was $7.3 million, or $0.17 per diluted common share, compared with net loss attributable to common stockholders of $(49.4) million, or $(1.30) per diluted common share for the three months ended September 30, 2012.  Third quarter 2013 net income attributable to common stockholders includes a $(4.5) million non-cash warrant loss and $0.7 million non-cash gain relating to an increase in the tax indemnity receivable.  Excluding these non-cash charges, net income attributable to common stockholders was $11.1 million or $0.26 per diluted common share for the third quarter 2013.  Excluding the $(64.3) million non-cash warrant loss and $(2.9) million non-cash reduction in tax indemnity receivable, net income attributable to common stockholders was $17.8 million, or $0.43 per diluted common share for the third quarter 2012.

On October 2, 2013, we completed an offering of $750 million of 6.875% senior notes maturing October 2021.  The offering was upsized by 50% from the initial $500 million offered due to strong investor demand.  Net proceeds of $739.6 million will be used to fund development activities, acquisitions and for general corporate purposes.  The notes contain no financial maintenance covenants and are rated Ba3/B by Moody’s Investors Service and Standard & Poor’s, respectively.  Pro forma for the transaction, we had approximately $950.4 million of unrestricted cash on hand based upon our cash balance at September 30, 2013.

David R. Weinreb, CEO of The Howard Hughes Corporation, stated, “I am pleased with the accomplishments that our Company has made on the development and capital markets fronts over the past few months.  The launch of construction activities at the South Street Seaport is an important milestone for the transformation of this irreplaceable asset.  Our MPCs in Houston and Las Vegas continue to show the benefits of having the dominant and most desirable communities in their respective markets, with strong housing and commercial demand driving significant increases in land prices and revenues.  The new capital raised in the corporate bond market provides us enormous flexibility in executing on and achieving our business plan.”

Business Segment Operating Results

For comparative purposes, Master Planned Communities (“MPC”) land sales and net operating income (“NOI”) from our Operating Assets segment are presented in the Supplemental Information contained in this earnings release. For a reconciliation of Operating Assets NOI to Operating Assets real estate property earnings before taxes (“REP EBT”), Operating Assets REP EBT to GAAP-basis net income (loss), and segment-basis MPC land sales revenue to GAAP-basis land sales revenue, please refer to the Supplemental Information contained in this earnings release.  Non-recourse debt means that the debt is non-recourse to The Howard Hughes Corporation, but is recourse to the asset securing such debt and/or the subsidiary entity owning such asset.  All construction cost estimates presented herein are exclusive of land costs.

Master Planned Communities

Land sales in our MPC segment, excluding deferred land sales and other revenue, increased $14.5 million, or 35.9%, to $54.9 million for the three months ended September 30, 2013 compared to the three months ended September 30, 2012. The increase in revenues was primarily a result of a $22.0 million increase in Summerlin residential lot sales partially offset by the $5.3 million decrease in commercial sales at the Columbia, Maryland community.

Summerlin continues to experience a strengthening housing market.  New housing demand and a scarcity of attractive land, combined with decreasing available existing inventory for both new and resale homes in the Las Vegas valley, are driving significant increases in land prices.  Builder activity is strong at Summerlin as sales by homebuilders increased 19.5% with 153 new home sales during the third quarter 2013 compared to 128 for the same period in 2012. Summerlin’s land sale pipeline remains robust, with 377 residential lots under contract of which 225 lots are scheduled to close in 2013, providing an estimated $23.9 million of revenues. The remaining 152 lots are scheduled to close in 2014 and 2015, providing an estimated $29.1 million of revenues.   Summerlin’s average sale price per acre for superpad sites increased 57.1% to $363,000 per acre for the third quarter 2013 compared to $231,000 per acre for the third quarter 2012.

The Woodlands residential land sale revenues for the three months ended September 30, 2013 were $19.3 million compared to $19.9 million for the third quarter 2012.  Average price per acre increased 73.2% to approximately $658,000 from $380,000, while total acreage sold decreased to 29.3 acres for the third quarter 2013 compared to 52.3 acres for the third quarter 2012.  Volume of residential land sales is driven primarily by timing of land auctions and related takedown schedules.  As of September 30, 2013, we had 388 residential lots under contract and expect 103 to close in 2013 which will generate $18.8 million of revenue.  The remaining 285 lots are projected to close in 2014 and 2015, providing an estimated $51.7 million of revenue.  Commercial and other land sales were $1.5 million for the third quarter 2013 compared to $1.3 million for the third quarter 2012.  We expect future commercial land sales revenues to be uneven because our strategy is to hold and develop in the vicinity of The Woodlands Town Center and opportunistically sell commercial land in outer areas of the MPC.

Bridgeland’s land sale revenues for the three months ended September 30, 2013 were $4.4 million  compared to $6.2 million for the third quarter 2012.  The average price per residential lot increased 3.4% to $61,000. Bridgeland also sold 16.6 acres of commercial land for $2.6 million during the third quarter 2013.  The increase in per lot price and decrease in sales were due to the mix of lots sold and the low level of lot availability in the Bridgeland community, with only 13 lots remaining in inventory as of September 30, 2013. New residential lot development has been delayed while we pursue a permit from the U.S. Army Corps of Engineers to develop an additional 806 acres of land in Bridgeland

The Houston, Texas area continues to benefit from a strong energy sector.  We anticipate that the expected influx in 2014 and 2015 of approximately 10,000 employees to ExxonMobil’s new 385-acre corporate campus, which is under construction just south of The Woodlands, will continue to drive demand for residential housing and commercial space.  Construction of Houston’s perimeter loop, the Grand Parkway, is also expected to serve as a catalyst for growth in Bridgeland and The Woodlands communities as sections are completed in early 2014 through early 2015.  The Parkway bisects the Bridgeland community and connects the airport, Energy Corridor and the ExxonMobil campus.

Operating Assets

NOI from our combined retail, office and resort and conference center and multi-family properties was $10.5 million for the three months ended September 30, 2013 compared to NOI of $16.1 million for the three months ended September 30, 2012. We refer to these properties as our “income-producing Operating Assets.”  These amounts include our share of NOI from our non-consolidated ventures of $0.5 million and $0.3 million for the same periods.  The $(5.6) million decrease in NOI for the third quarter 2013 compared to the third quarter 2012 is attributable primarily to the $(5.4) million decrease in NOI at South Street Seaport principally due to Superstorm Sandy and a $(0.6) million negative impact from redevelopment of The Woodlands Resort and Conference Center.

Our South Street Seaport property continues to partially operate while remediation and repairs from Superstorm Sandy continue.  We believe that our insurance will cover substantially all of the cost of repairing the property and will also compensate us for any income that has been lost as a result of the storm.  During the third quarter 2013, we received $5.0 million of insurance proceeds and recognized a $3.0 million pre-tax gain.  This amount is excluded from NOI and included in other income in our consolidated statement of operations.  Additionally, in May 2013 we launched the SEE/CHANGE seasonal programming, which is part of the Seaport’s ongoing revitalization efforts to recover from Superstorm Sandy. Most of the leasable space has remained vacant in advance of the redevelopment of Pier 17 and renovation of the historic buildings on the site.  On October 17, 2013, we held the groundbreaking ceremony to celebrate the start of the Pier 17 development, which is expected to be completed in 2016.

Riverwalk Marketplace is undergoing a redevelopment and conversion into an upscale urban outlet center — The Outlet Collection at Riverwalk. Construction began in June 2013 and the property is expected to reopen in the second quarter of 2014.  During the redevelopment, approximately 6,000 square feet of space will remain occupied and operating.  The property is 94% pre-leased and total project costs are expected to total approximately $82 million.  As of September 30, 2013, we incurred $16.8 million of development costs, of which $1.0 million represented demolition costs, which are expensed as incurred.  During October 2013, we closed on a $64.4 million construction financing at LIBOR plus 2.75% having an October 2016 initial maturity date with two one-year extension options.

The Woodlands Resort and Conference Center third quarter 2013 NOI was $0.8 million compared to $1.4 million for the third quarter 2012.  During the first quarter 2013, we began a $75 million renovation and redevelopment of the property.  The ongoing renovation has negatively impacted NOI primarily by lowering group sales business compared to third quarter 2012.  The renovation is expected to be completed by summer 2014. We have incurred $16.0 million of development costs as of September 30, 2013.

3 Waterway Square, our 232,000 square foot Class A office building in The Woodlands that was put into service in June 2013, contributed $0.5 million in NOI during the third quarter 2013.  The building is 97% leased and is expected to generate approximately $6.0 million of annual NOI by the first quarter 2014 based on in-place leases.  As of September 30, 2013 we have incurred $46.0 million of development costs and expect to incur $5.4 million to complete the project.  During August 2013, we closed on a $52.0 million 15-year non-recourse mortgage financing at 3.94% that refinanced the $43.3 million construction loan on the building.

Hughes Landing, our 66 acre mixed-use development located in The Woodlands, will feature up to 11 office buildings with shopping, dining, lodging and up to 1,500 multi-family residences.   One Hughes Landing, a 197,000 square foot Class A office building and our first at Hughes Landing, was put into service during September 2013 and is 92% leased.  The building is expected to generate approximately $5.8 million of stabilized annual NOI by the second quarter 2014 based on in-place leases. As of September 30, 2013, we have incurred $32.1 million of development costs and expect to incur an additional $17.5 million to complete the project.

Strategic Developments

During the third quarter 2013, the Hawai’i Community Development Authority (“HDCA”) approved permits for the first two market-rate condominium towers and a workforce condominium tower at Ward Village.  The market-rate towers are currently expected to contain 482 residences and the workforce tower may contain up to 424 residences.  We expect to begin pre-sales on the market-rate towers by the end of 2013.  The $24 million renovation to convert a portion of our IBM office building into a world-class sales center for the entire project is currently underway and on track for a fourth quarter 2013 completion.  As of September 30, 2013, we had incurred $13.4 million of development costs for the renovation project.

Construction at ONE Ala Moana, a 206-unit luxury condominium tower being developed in a 50/50 joint venture, is now 31% complete with an expected opening in the fourth quarter of 2014.  For the three months ended September 30, 2013, we recognized $0.4 million of income relating to a portion of the then remaining $8.5 million deferred gain from the sale of our condominium rights and $2.7 million in earnings from Real Estate Affiliates related to our interest in the joint venture’s income.  The joint venture uses the percentage of completion method for recognizing condominium development income.

Construction is on schedule at our 1.6 million square foot Shops at Summerlin mixed-use project.  Development costs are expected to total approximately $391 million with a fourth quarter 2014 targeted opening date. Through September 30, 2013, we have incurred approximately $52.5 million of development costs for this project.

The Metropolitan 50/50 joint venture with Kettler Inc. (formerly Columbia Parcel D), which is developing a 380-unit Class A apartment building in downtown Columbia, Maryland, closed a seven-year, $64.1 million, non-recourse construction loan at LIBOR plus 2.40% during the third quarter 2013.  Upon loan closing, we received a $7.0 million cash distribution and recognized a $0.7 million gain representing the sale of 50% of our interest in the land contributed to the joint venture in 2012. The total project budget is approximately $77 million and is expected to be completed by the end of 2014.

On October 4, 2013, we entered into a new 50/50 joint venture with our partner in The Metropolitan project to develop a 437-unit Class A apartment building on the adjacent five acres called Parcel C. Upon the closing of a construction loan, we will contribute land to the joint venture valued at $23.4 million having an estimated $4.0 million book value as of September 30, 2013.

Construction of Two Hughes Landing, a 197,000 square foot Class A office building being built adjacent to One Hughes Landing, began during the third quarter 2013.   We also closed a $41.2 million non-recourse construction loan for the project at LIBOR plus 2.65% having a September 2016 initial maturity date with two one-year extension options.  As of September 30, 2013, we have incurred approximately $10.0 million of the estimated $49 million total development cost and expect to complete the building in the second quarter of 2014.

During October 2013, we began construction on two other projects within Hughes Landing.  Hughes Landing Retail, which is 44% pre-leased, will contain approximately 122,000 square feet of specialty retail and restaurants anchored by Whole Foods.  This project is expected to have $36 million of total development costs and be completed in the fourth quarter of 2014.  We also began construction on a 390-unit, Class A multi-family project that includes 22,000 square feet of retail overlooking Lake Woodlands.  The project is expected to cost $87 million and be completed in early 2015.

About The Howard Hughes Corporation

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the United States. Our properties include master planned communities, commercial mixed-use, retail and office properties, development opportunities and other unique assets spanning 16 states from New York to Hawai’i. The Howard Hughes Corporation is traded on the New York Stock Exchange under the ticker symbol “HHC” and is headquartered in Dallas, Texas. For more information, visit www.howardhughes.com.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “expect,” “enables,” “realize,” “plan,” “intend,” “transform” and other words of similar expression, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in The Howard Hughes Corporation’s filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports.  We caution you not to place undue reliance on the forward-looking statements contained in this release and do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

For more information, contact:

The Howard Hughes Corporation

Caryn Kboudi, 214-741-7744

caryn.kboudi@howardhughes.com

THE HOWARD HUGHES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(In thousands, except per share amounts)
Revenues:
Master Planned Community land sales	$53,734	$40,218	$166,981	$120,235
Builder price participation	2,002	1,867	5,703	4,208
Minimum rents	21,538	23,135	60,598	62,609
Tenant recoveries	5,291	6,065	15,681	17,932
Condominium rights and unit sales	810	—	31,191	267
Resort and conference center revenues	8,169	8,328	30,543	29,954
Other land revenues	7,478	6,385	14,110	13,433
Other rental and property revenues	4,492	8,817	15,850	19,879
Total revenues	103,514	94,815	340,657	268,517
Expenses:
Master Planned Community cost of sales	27,063	21,439	82,616	63,096
Master Planned Community operations	9,764	9,936	28,054	30,962
Other property operating costs	22,626	16,933	55,480	46,306
Rental property real estate taxes	3,698	3,574	10,814	10,583
Rental property maintenance costs	2,048	2,263	5,996	6,304
Condominium rights and unit cost of sales	406	—	15,678	96
Resort and conference center operations	7,381	6,965	22,537	21,750
Provision for doubtful accounts	204	240	910	285
Demolition costs	1,386	—	1,386	—
General and administrative	11,914	11,464	34,310	28,021
Other income	(3,662)	(2,125)	(8,118)	(2,125)
Depreciation and amortization	9,986	6,764	23,210	17,715
Total expenses	92,814	77,453	272,873	222,993

Operating income	10,700	17,362	67,784	45,524

Interest income	2,061	2,375	6,484	7,048
Interest expense	(1)	(445)	(144)	(646)
Warrant liability loss	(4,479)	(64,303)	(148,706)	(162,724)
Increase (reduction) in tax indemnity receivable	730	(2,873)	(8,673)	(11,655)
Equity in earnings from Real Estate Affiliates	3,594	310	12,034	3,432
Income (loss) before taxes	12,605	(47,574)	(71,221)	(119,021)
Provision for income taxes	5,172	2,618	21,012	7,703
Net income (loss)	7,433	(50,192)	(92,233)	(126,724)
Net (income) loss attributable to noncontrolling interests	(98)	781	(110)	(637)
Net income (loss) attributable to common stockholders	$7,335	$(49,411)	$(92,343)	$(127,361)

Basic earnings (loss) per share:	$0.19	$(1.30)	$(2.34)	$(3.36)

Diluted earnings (loss) per share:	$0.17	$(1.30)	$(2.34)	$(3.36)

THE HOWARD HUGHES CORPORATION

CONSOLIDATED BALANCE SHEETS

UNAUDITED

	September 30,	December 31,
	2013	2012
	(In thousands, except share amounts)
Assets:
Investment in real estate:
Master Planned Community assets	$1,560,476	$1,563,122
Land	255,707	252,593
Buildings and equipment	712,961	657,268
Less: accumulated depreciation	(112,841)	(112,491)
Developments	380,174	273,613
Net property and equipment	2,796,477	2,634,105
Investment in Real Estate Affiliates	57,673	32,179
Net investment in real estate	2,854,150	2,666,284
Cash and cash equivalents	210,760	229,197
Accounts receivable, net	19,682	13,905
Municipal Utility District receivables, net	125,344	89,720
Notes receivable, net	19,122	27,953
Tax indemnity receivable, including interest	316,504	319,622
Deferred expenses, net	22,234	12,891
Prepaid expenses and other assets, net	151,434	143,470
Total assets	$3,719,230	$3,503,042

Liabilities:
Mortgages, notes and loans payable	$765,980	$688,312
Deferred tax liabilities	94,172	77,147
Warrant liabilities	272,279	123,573
Uncertain tax position liability	137,243	132,492
Accounts payable and accrued expenses	223,980	170,521
Total liabilities	1,493,654	1,192,045

Commitments and Contingencies (see Note 14)

Equity:
Preferred stock: $.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $.01 par value; 150,000,000 shares authorized, 39,576,344 shares issued and outstanding as of September 30, 2013 and 39,498,912 shares issued and outstanding as of December 31, 2012	396	395
Additional paid-in capital	2,828,142	2,824,031
Accumulated deficit	(601,956)	(509,613)
Accumulated other comprehensive loss	(8,479)	(9,575)
Total stockholders’ equity	2,218,103	2,305,238
Noncontrolling interests	7,473	5,759
Total equity	2,225,576	2,310,997
Total liabilities and equity	$3,719,230	$3,503,042

Supplemental Information

September 30, 2013

As our three segments, Master Planned Communities, Operating Assets and Strategic Developments, are managed separately, we use different operating measures to assess operating results and allocate resources among these three segments. The one common operating measure used to assess operating results for our business segments is real estate property earnings before taxes (“REP EBT”), which represents the operating revenues of the properties less property operating expenses. REP EBT, as it relates to our business, is defined as net income (loss) excluding general and administrative expenses, corporate interest income and depreciation expense, provision for income taxes, warrant liability loss, and changes in the tax indemnity receivable. We present REP EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, REP EBT should not be considered as an alternative to GAAP net income (loss).

Reconciliation of REP EBT to GAAP-net	Three Months Ended September 30,		Nine Months Ended September 30,
income (loss)	2013	2012	2013	2012
	(In thousands)
REP EBT	$23,408	$26,830	$107,450	$74,946
General and administrative	(11,914)	(11,464)	(34,310)	(28,021)
Corporate interest income, net	1,955	2,315	6,259	6,814
Warrant liability loss	(4,479)	(64,303)	(148,706)	(162,724)
Provision for income taxes	(5,172)	(2,618)	(21,012)	(7,703)
Increase (reduction) in tax indemnity receivable	730	(2,873)	(8,673)	(11,655)
Other income	3,662	2,125	8,118	2,125
Corporate depreciation	(757)	(204)	(1,359)	(506)
Net income (loss)	$7,433	$(50,192)	$(92,233)	$(126,724)

	MPC Sales Summary
	Land Sales		Acres Sold		Number of Lots/Units		Price per Acre		Price per Lot/Units
	Three Months Ended September 30,
($ in thousands)	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012

Columbia
Commercial
Multi-family	$—	$5,300	—	18.7	—	—	$—	$283	$—	$—

Bridgeland
Residential
Single family - detached	1,761	6,170	6.0	22.2	29.0	104.0	294	278	61	59
Commercial
Multi-family	2,636	—	16.6	—	—	—	159	—	—	—
	4,397	6,170	22.6	22.2	29.0	104.0	195	278	61	59

Summerlin
Residential
Single family - detached	1,661	3,524	2.1	5.1	20.0	41.0	791	691	83	86
Custom lots	1,698	515	1.9	0.6	5.0	1.0	894	858	340	515
Superpad sites	26,340	3,689	72.5	16.0	316.0	53.0	363	231	83	70
	29,699	7,728	76.5	21.7	341.0	95.0	388	356	87	81

The Woodlands
Residential
Single family - detached	18,098	19,898	27.5	52.3	117.0	235.0	658	380	155	85
Single family - attached	1,225	—	1.8	—	21.0	—	681	—	58	—
Commercial
Retail	1,500	—	2.1	—	—	—	714	—	—	—
Office and other	—	1,330	—	2.8	—	—	—	475	—	—
	20,823	21,228	31.4	55.1	138.0	235.0	663	385	140	85
Total acreage sales revenue	54,919	40,426	130.5	117.7	508.0	434.0

Deferred revenue	(6,791)	(1,051)
Special Improvement District revenue	5,606	843
Total land sales revenue - GAAP basis	$53,734	$40,218

	MPC Sales Summary
	Land Sales		Acres Sold		Number of Lots/Units		Price per Acre		Price per Lot/Units
	Nine Months Ended September 30,
($ in thousands)	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012

Columbia
Residential
Townhomes	$—	$4,156	—	1.2	—	28.0	$—	$3,463	$—	$148
Commercial
Multi-family	—	5,300	—	18.7	—	—	—	283	—	—
	—	9,456	—	19.9	—	28.0	—	475	—	148

Bridgeland
Residential
Single family - detached	7,219	17,183	24.0	63.9	109.0	313.0	301	269	66	55
Commercial
Multi-family	2,636	—	16.6	—	—	—	159	—	—	—
	9,855	17,183	40.6	63.9	109.0	313.0	243	269	66	55

Summerlin
Residential
Single family - detached	9,846	11,268	13.2	16.4	108.0	121.0	746	687	91	93
Custom lots	4,438	3,761	4.8	4.8	11.0	9.0	925	784	403	418
Superpad sites	67,849	12,505	215.5	55.3	989.0	232.0	315	226	69	54
Commercial
Retail	—	784	—	1.0	—	—	—	784	—	—
	82,133	28,318	233.5	77.5	1,108.0	362.0	352	365	74	76

The Woodlands
Residential
Single family - detached	70,910	55,459	118.1	151.0	470.0	598.0	600	367	151	93
Single family - attached	2,799	—	5.6	—	61.0	—	500	—	46	—
Commercial
Retail	1,500	6,437	2.1	10.4	—	—	714	619	—	—
Office and other	—	1,250	—	1.2	—	—	—	1,042	—	—
Other	135	50	0.7	0.8	—	—	193	63	—	—
	75,344	63,196	126.5	163.4	531.0	598.0	596	387	139	93
Total acreage sales revenue	167,332	118,153	400.6	324.7	1,748.0	1,301.0
Deferred revenue	(14,450)	(1,870)
Special Improvement District revenue	14,099	3,952
Total land sales revenue - GAAP basis	$166,981	$120,235

Operating Assets Net Operating Income

The Company believes that NOI is a useful supplemental measure of the performance of our Operating Assets because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in occupancy rates, rental rates, and operating costs. We define NOI as revenues (rental income, tenant recoveries and other income) less expenses (real estate taxes, repairs and maintenance, marketing and other property expenses). NOI also excludes straight line rents and tenant incentives amortization, net interest expense, depreciation, ground rent, other amortization expenses, and equity in earnings from Real Estate Affiliates.

We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on our operating results, gross margins and investment returns.

Although we believe that NOI provides useful information to the investors about the performance of our Operating Assets due to the exclusions noted above, NOI should only be used as an alternative measure of the financial performance of such assets and not as an alternative to GAAP net income (loss).

Operating Assets NOI and REP EBT

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(In thousands)

Retail
Cottonwood Square	$83	$97	$326	$320
Landmark Mall (a)	21	153	415	662
Park West	406	251	970	739
Rio West Mall (b)	213	265	851	995
Riverwalk Marketplace (c)	(35)	94	(806)	573
South Street Seaport (c)	(3,501)	1,878	(6,938)	4,085
Ward Centers	6,006	5,616	17,868	16,735
20/25 Waterway Avenue (d)	365	407	955	1,242
Waterway Garage Retail	137	(8)	208	2
Total Retail	3,695	8,753	13,849	25,353
Office
110 N. Wacker	1,512	1,517	4,516	4,554
1400 Woodloch Forest (e)	245	440	914	1,202
Columbia Office Properties	202	593	865	1,698
70 Columbia Corporate Center (f)	233	(8)	376	(8)
2201 Lake Woodlands Drive	(43)	23	(74)	21
4 Waterway Square	1,494	1,478	4,467	4,140
9303 New Trails	387	475	1,316	1,435
3 Waterway Square (g)	514	—	585	—
One Hughes Landing (g)	(106)	—	(106)	—
Total Office	4,438	4,518	12,859	13,042

Millennium Waterway Apartments (h)	1,029	1,147	3,406	1,407
The Woodlands Resort and Conference Center	788	1,363	8,006	8,205
Total Retail, Office, Multi-family, Resort and Conference Center	9,950	15,781	38,120	48,007

The Club at Carlton Woods	(2,505)	(1,081)	(4,120)	(3,383)
The Woodlands Parking Garages	(152)	(236)	(556)	(729)
The Woodlands Ground Leases	111	98	335	289
Other Properties	(54)	260	(185)	1,037
Total Other	(2,600)	(959)	(4,526)	(2,786)
Total Operating Assets NOI - Consolidated	7,350	14,822	33,594	45,221

Straight-line lease and incentives amortization	780	(449)	1,047	(32)
Depreciation and amortization	(9,171)	(6,440)	(21,687)	(16,969)
Write-off of lease intangibles and other	(378)	—	(2,883)	—
Equity in earnings from Real Estate Affiliates	647	310	3,743	3,432
Interest expense, net	(3,985)	(4,265)	(14,593)	(11,239)
Total Operating Assets REP EBT (i)	$(4,757)	$3,978	$(779)	$20,413

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(In thousands)		(In thousands)

Operating Assets NOI - Equity and Cost Method Investments
Forest View/Timbermill Apartments (j)	$—	$(25)	$—	$557
Millennium Waterway Apartments (h)	—	—	—	1,768
Summerlin Baseball Club Member, LLC	165	—	165	—
Stewart Title	782	665	1,848	1,333
Woodlands Sarofim # 1	376	61	1,025	537
Total NOI - equity investees	1,323	701	3,038	4,195

Adjustments to NOI (k)	98	(22)	29	(1,473)
Equity Method Investments REP EBT	1,421	679	3,067	2,722
Less: Joint Venture Partner’s Share of REP EBT	(774)	(369)	(1,827)	(1,666)
Equity in earnings from Real Estate Affiliates	647	310	1,240	1,056
Distributions from Summerlin Hospital Investment	—	—	2,503	2,376
Segment equity in earnings from Real Estate Affiliates	$647	$310	$3,743	$3,432

Company’s Share of Equity Method Investments NOI
Millennium Waterway Apartments (h)	$—	$—	$—	$1,477
Woodlands Sarofim # 1	75	12	205	107
Stewart Title	391	333	924	667
Summerlin Las Vegas Baseball Club	83	—	83	—
Forest View/Timbermill Apartments (j)	—	(13)	—	279
Total NOI - equity investees	$549	$332	$1,212	$2,530

Company’s Share of Equity Method Investments Debt and Cash

	Economic	September 30, 2013
	Ownership	Debt	Cash
		(In thousands)

Woodlands Sarofim #1	20.00%	1,324	153
Stewart Title	50.00%	—	409
Summerlin Las Vegas Baseball Club	50.00%	—	365

(a)	Occupancy down to 77.6% as of September 30, 2013 compared to 90.6% as of September 30, 2012 due to the upcoming redevelopment.
(b)	Rio West Mall was sold on September 30, 2013.
(c)	Property is in redevelopment as of September 30, 2013.
(d)

The NOI decrease for the three and nine months ended September 30, 2013, as compared to 2012 was primarily attributable to a vacancy resulting from a tenant lease termination. We executed a new lease for a replacement tenant who took possession of the space in July 2013.

(e)

The NOI decrease for the three and nine months ended September 30, 2013 as compared to 2012 was primatily related to the planned relocation of one tenant moving to 3 Waterway Square in June 2013. Approximately 70% of the square footage vacated by the tenant remains vacant as of September 30, 2013.

(f)	70 Columbia Corporate Center was acquired on August 15, 2012.
(g)	Property was placed in service during 2013.
(h)

On May 31, 2012, we acquired our partner’s interest in the 393-unit Millennium Waterway Apartments. NOI for periods prior to June 1, 2012 is reported in the Operating Assets NOI - Equity and Cost Method Investment table.

(i)	For a detailed breakdown of our Operating Asset segment REP EBT, please refer to Note 15 - Segments in the Condensed Consolidated Financial Statements.
(j)

On April 19, 2012, the joint ventures owning the Forest View and Timbermill Apartments completed their sale to a third party. Our share of the distributable cash after repayment of debt and transaction expenses was $8.6 million.

(k)	Adjustments to NOI include straight-line and market lease amortization, depreciation and amortization and non-real estate taxes.